EXHIBIT 99.1

PARLUX SIGNS AGREEMENT TO OBTAIN

WORLDWIDE CELEBRITY LICENSES

FORT LAUDERDALE, April 7, 2009 Parlux Fragrances, Inc (NASDAQ:PARL) (“Parlux”) announced today that it has signed an agreement with Iconic Fragrances, LLC (“Iconic”), a licensing company in which entertainment mogul and icon Shawn “JAY-Z” Carter is a principal.  The agreement includes individual worldwide fragrance licenses for multiple Grammy award winning and multi-platinum selling international entertainers Rihanna and Kanye West.  Iconic also is in the final stage of negotiations for a worldwide fragrance license with Shawn “JAY-Z” Carter, and in discussions with a well-established female artist.

The agreement provides for the payment of royalties, profit sharing, and the issuance of warrants to purchase common shares of Parlux at a strike price of $5.00 per share.  The warrants will be issued to Iconic and the celebrities and their respective affiliates.  Details of the transaction are to be provided in Parlux’s Form 8-K filing.

Neil Katz, Chairman and Chief Executive Officer of Parlux said, “We have been negotiating this agreement for over nine months. We believe that its implementation, combined with the success of our core brands, will allow us to significantly increase revenues and improve our bottom line. The investments we have made to build a positive relationship with our customers and improve our standing in the industry made us an attractive partner for Iconic.”

Shawn “Jay-Z” Carter commented, “We are excited for the opportunity to partner with Parlux and their management team in the launch of these dynamic new brands.   This venture will take what is already a successful franchise at Parlux to a new level.”

Mr. Katz added, “We are extremely excited to begin work on our projects with Rihanna and Kanye West.  Each is an extremely highly regarded celebrity at the top of his or her profession who is undoubtedly going to make an indelible impression in the fragrance industry, just as each has done in the entertainment world.  Their stars continue to rise rapidly in the entertainment arena, which will represent a terrific springboard for us in launching their fragrance brands.  This agreement also enhances our attractiveness to other premier talents interested in associating with an established manufacturer and distributor of fragrance products.”

“We are conscious of the general economic conditions that have unfairly affected the value of our shares for our shareholders.  However, we believe this proactive investment by JAY-Z, Rihanna and Kanye West is an indication to the market place of the underlying value of Parlux.”

Conference Call

The Company will host a conference call on Wednesday, April 8, 2009, at 12:00 NOON (EST) to discuss the Iconic agreement, preliminary results for the Company’s fourth quarter ended March 31, 2009, and to provide additional outlook for the upcoming fiscal year.  To participate, please call: Participant Toll Free: 1-866-225-0198 or Participant International: 1-416-340-8061 (no digital pin number is required).  A replay of the conference call will also be available from Wednesday, April 8, 2009 after 3:00PM, until 11:59PM April 22, 2009.  To access the rebroadcast, Digital Replay Toll Free: 1-800-408-3053 or Participant International: 1-416-695-5800 (Replay Passcode: 6483661).

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, Marc Ecko, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its accounts payable balance due to the Company, and continued compliance with the covenants in its credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116  nkatz@parlux.com

Raymond J. Balsys, Ext. 8106 rbalsys@parlux.com

Web site:

http://www.parlux.com

FOR:

Kanye West

CONTACT:

Gabriel Tesoriero 212-445-3632 gabriel.tesoriero@umusic.com

FOR:

Shawn “Jay-Z” Carter and Robin Rihanna Fenty

CONTACT:

Jana Fleishman 212-445-3298 jana.fleishman@umusic.com

# # # # # # # # # #